Exhibit 99.1

G1 Therapeutics Announces Appointment of New Board Member and Chief Commercial Officer

- Jack Bailey appointed to Board of Directors

- Soma Gupta joins as Chief Commercial Officer

- Company reports inducement grant under Nasdaq Listing Rule 5635 (c)(4)

RESEARCH TRIANGLE PARK, NC, March 12, 2020 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a clinical-stage oncology company, today announced the appointments of Jack Bailey to its Board of Directors and Soma Gupta as its Chief Commercial Officer (CCO).

“We are pleased to welcome Jack and Soma, and their breadth of commercial experience, as we work toward the approval of trilaciclib in small cell lung cancer,” said Mark Velleca, M.D., Ph.D., Chief Executive Officer. “We are on track to submit an NDA for trilaciclib next quarter, and are excited about its potential to improve outcomes for cancer patients treated with chemotherapy.”

Mr. Bailey most recently served as President – U.S. at GlaxoSmithKline (GSK). In this role, he was responsible for leading commercialization across GSK’s oncology, immunology/rare disease, respiratory, and vaccines portfolios. Earlier in his career, he held various senior leadership positions at Eli Lilly and Company. His background includes extensive account management, government affairs, sales and marketing experience. Mr. Bailey currently serves on the board of Emergo Therapeutics, Inc., and is a past member of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), the pharmaceutical industry trade association.

Mr. Bailey added, “I’m excited to work with the G1 board and executive team to build value for shareholders during the company’s evolution to a commercial-stage enterprise. With trilaciclib, G1 has a tremendous opportunity to bring an innovative breakthrough therapy to patients with small cell lung cancer.”

Ms. Gupta, the company’s newly appointed CCO, has extensive experience in leading global product launches and driving brand growth. Most recently, she led the global commercial launch of Vyndaqel® (tafamidis meglumine) while serving as Vice President, Global Marketing for Amyloidosis and Cardiac Rare Disease at Pfizer Inc. Previously, Ms. Gupta led the global commercial team responsible for Pfizer’s oncology portfolio, including Ibrance® (palbociclib).

“Trilaciclib represents the first innovation for chemotherapy-induced myelosuppression in several decades,” said Ms. Gupta. “I look forward to collaborating with my colleagues across the company to educate patients, healthcare professionals and payors about the potential benefits and value that this therapy can provide.”

In connection with Ms. Gupta’s appointment, the company is reporting an inducement option grant under Nasdaq Listing Rule 5635(c)(4). The compensation committee of the G1 Board of Directors has approved a non-qualified stock option award to purchase an aggregate of 300,000 shares of G1’s common stock to Ms. Gupta. The option was granted outside of G1’s Amended and Restated 2017 Employee, Director and Consultant Equity Plan as an inducement material to Ms. Gupta’s acceptance of employment with G1. The stock option will have an exercise price equal to the closing price of G1’s common stock on March 31, 2020. The option has up to a ten-year term and vests over four years, with 25% of the award vesting on the first anniversary of her employment, and as to an additional 1/48th of the shares monthly thereafter, subject to Ms. Gupta’s continued service through the applicable vesting dates (subject to the terms and conditions of the stock option agreement covering the grant). John Demaree left his post as CCO to pursue other professional opportunities.

About G1 Therapeutics

G1 Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and delivery of innovative therapies that improve the lives of those affected by cancer. The company is advancing three clinical-stage programs. Trilaciclib is a first-in-class therapy designed to improve outcomes for patients being treated with chemotherapy. Trilaciclib has received Breakthrough Therapy Designation from the FDA; a rolling NDA submission for small cell lung cancer is expected to be completed in the second quarter of 2020. Rintodestrant (formerly G1T48) is a potential best-in-class oral selective estrogen receptor degrader (SERD) for the treatment of ER+ breast cancer. Lerociclib is a differentiated oral CDK4/6 inhibitor designed to enable more effective combination treatment strategies.

G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release include, but are not limited to, those relating to the therapeutic potential of trilaciclib, rintodestrant and lerociclib, and the timing of marketing applications in the U.S. and Europe for trilaciclib in SCLC and are based on the company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Jeff Macdonald

Senior Director, Investor Relations & Corporate Communications

919-213-9835

jmacdonald@g1therapeutics.com